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                                                                EXHIBIT 21


                         PREMIER INDUSTRIAL CORPORATION

                         Subsidiaries of the Registrant


As of May 31, 1995, the subsidiaries of Premier Industrial Corporation, other than those which in the aggregate would not constitute a "significant subsidiary," were as follows:

                                                 State or other jurisdiction of
                 Name                            incorporation or organization
                 ----                            ------------------------------
D-A Lubricant Company, Inc.                              Indiana
Newark Electronics Corporation                           Illinois
Premierco Service Corporation                            Ohio
PRE Co., Inc.                                            Delaware
MCM Electronics, Incorporated                            Ohio
Premier Foreign Sales Corporation, Inc.                  Virgin Islands
Premier Fastener, Limited                                Ontario, Canada
Premier Industrial Holland B.V.                          Netherlands
Premier Industrial Belgium S.A.                          Belgium (1)
Premier Industrial (UK) Limited                          United Kingdom (1)
N. V. Certanium Services, S.A.                           Belgium (1)
Premier Industrial France S.A.R.L.                       France (1)
Premier Industrial Deutschland GmbH                      Germany
Premierco Espana, S.L.                                   Spain (1)
Premier Industrial Italia S.r.l.                         Italy (1)
Premier Industrial International, Inc.                   Ohio

(1) Premier Industrial Corporation owns, directly or indirectly, at least 98% of the outstanding voting shares of these subsidiaries. All other above-listed subsidiaries are wholly owned directly by Premier.